UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2016
ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)
____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Four Corporate Drive Lake Zurich, IL 60047		60047
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (847) 541-9500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

[ ]	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

On December 22, 2016, in connection with closing of the previously announced private offering by ACCO Brands Corporation (the “Company”) of $400 million in aggregate principal amount of 5.25% senior notes due 2024 (the “Notes”), the Company entered into an indenture, dated as of December 22, 2016 (the “Indenture”), among the Company, as issuer, the guarantors named therein (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under which the Notes were issued.

Pursuant to the Indenture, the Company will pay interest on the Notes semiannually on June 15 and December 15 of each year, beginning on June 15, 2017, at a rate of 5.25% per year. On or after December 15, 2019, the Company may redeem all or a part of the Notes at the redemption prices set forth in the Indenture, plus accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date. Prior to December 15, 2019, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium. In addition, prior to December 15, 2019, the Company may redeem up to 40% of the aggregate principal amount of the Notes with the net cash proceeds from certain equity offerings at the redemption price described in the Indenture, plus any accrued and unpaid interest.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Company’s existing and future U.S. subsidiaries, other than certain excluded subsidiaries.

The Indenture contains covenants that limit the ability of the Company and its restricted subsidiaries’ ability to, among other things: (i) incur additional indebtedness or issue disqualified stock or, in the case of the Company’s restricted subsidiaries, preferred stock; (ii) create liens; (iii) pay dividends, make certain investments or make other restricted payments; (iv) sell certain assets or merge with or into other companies; (v) enter into transactions with affiliates; and (vi) allow limitations on any restricted subsidiary’s ability to pay dividends, loans, or assets to the Company or other restricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, and accrued but unpaid interest on all the then outstanding Notes to be immediately due and payable.

The foregoing summary of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, which the Company will file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2016.

Item 1.02.	Termination of a Material Definitive Agreement

Effective December 22, 2016, the Company satisfied and discharged all its obligations under the indenture with respect to its outstanding 6.75% Senior Notes due 2020 (the “Existing Notes”).

Section 2 - Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 above with respect to the issuance of the Notes is incorporated by reference into this Item 2.03.

On December 22, 2016, the Company borrowed $73.9 million under its revolving credit facility and applied the funds, together with the net proceeds from the issuance of the Notes and cash on hand, primarily toward the payment of the redemption price for all of the Company’s Existing Notes as further described in Item 8.01 of this Form 8-K.

Section 8 - Other Events

Item 8.01.	Other Events

On December 22, 2016, the Company determined that all conditions precedent to the Company’s redemption (the “Redemption”) of its $500 million in aggregate principal amount of outstanding Existing Notes pursuant to its Conditional Notice of Full Redemption issued on December 8, 2016 were satisfied. Accordingly, the Existing Notes will be redeemed on January 9, 2017 at an aggregate redemption price of $531,465,671.96, consisting of principal due and payable on the Existing Notes, a “make-whole” premium, and accrued and unpaid interest to the January 9, 2017 redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO Brands Corporation (Registrant)
Date:	December 22, 2016	By:	/s/ Neal V. Fenwick
Name: Neal V. Fenwick
Title: Executive Vice President
and Chief Financial Officer